SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION


         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
         / /  Preliminary Proxy Statement
         / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
         /X/  Definitive  Proxy  Statement
         / /  Definitive Additional Materials
         / /  Soliciting Material Pursuant to s. 240.14a-11(c) or
              s. 240.14a-12

 ............................MARVEL ENTERPRISES, INC.............................
                (Name of Registrant as Specified In Its Charter)
 ................................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies: _____
         2)  Aggregate number of securities to which transaction applies: _____
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _____
         4)  Proposed maximum  aggregate value of transaction:  ______
         5)  Total fee paid: ______
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)  Amount Previously Paid: ______
         2)  Form, Schedule or Registration Statement No.: ______
         3)  Filing Party: ______
         4)  Date Filed: ______

                            MARVEL ENTERPRISES, INC.
                              387 Park Avenue South
                            New York, New York 10016



                                                               September 3, 1999

Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Marvel Enterprises, Inc., which will be held at 10:00 a.m., local time, on Thursday, September 30, 1999 at the Loews New York Hotel, Mezzanine Level, 569 Lexington Avenue at East 51st Street, New York, New York. The matters to be acted upon at the Meeting are the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent accountants for 1999, and such other business as may properly come before the meeting, all as described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

         It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete, date, sign and return your proxy card in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the Annual Meeting. This will not limit your right to vote in person or to attend the meeting.

                                           Sincerely,

                                           /s/ F. Peter Cuneo

                                           F. Peter Cuneo
                                           President and Chief Executive Officer

                            MARVEL ENTERPRISES, INC.
                              387 Park Avenue South
                            New York, New York 10016
                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Marvel Enterprises, Inc.:

         Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Marvel Enterprises, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Thursday, September 30, 1999 at the Loews New York Hotel, Mezzanine Level, 569 Lexington Avenue at East 51st Street, New York, New York, for the following purposes:

         1. To elect ten directors to serve until the Company's next annual meeting of stockholders and until the election and qualification of their respective successors.

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

         3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The accompanying Proxy Statement describes the matters to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on August 27, 1999 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the Annual Meeting; in addition, the list will be open for examination by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the Annual Meeting at the offices of the Company at 387 Park Avenue South, New York, New York.

         To ensure that your vote will be counted, please complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the Proxy Statement at any time before the proxy has been voted at the Annual Meeting.

                                 By Order of the Board of Directors,


                                 /s/ William H. Hardie, III

                                 William H. Hardie, III
                                 Secretary
September 3, 1999

         If you have any questions or need assistance in voting your shares, please call Beacon Hill Partners, Inc., which is assisting us with the Annual Meeting proxies, toll free at 1-800-755-5001.

                            MARVEL ENTERPRISES, INC.
                              387 Park Avenue South
                            New York, New York 10016

                         -------------------------------

                                 PROXY STATEMENT
                                     for the
                       1999 Annual Meeting of Stockholders
                        to be held on September 30, 1999

                         -------------------------------


         This proxy statement is being furnished by and on behalf of the Board of Directors of Marvel Enterprises, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, September 30, 1999 at the Loews New York Hotel, Mezzanine Level, 569 Lexington Avenue at East 51st Street, New York, New York, and at any adjournments thereof. This proxy statement and the enclosed proxy card are being sent to stockholders on or about September 3, 1999.

         At the Annual Meeting, stockholders will be asked to (1) elect the following nominees as directors of the Company to serve until the Company's next annual meeting of stockholders and until the election and qualification of their respective successors: Morton E. Handel, Avi Arad, Mark Dickstein, Shelley F. Greenhaus, James F. Halpin, Michael M. Lynton, Lawrence Mittman, Isaac
Perlmutter, Rod Perth and Michael J. Petrick, (2) ratify the appointment of Ernst & Young LLP ("Ernst & Young") as the Company's independent accountants for the fiscal year ending December 31, 1999, and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The principal offices of the Company are located at 387 Park Avenue South, New York, New York 10016 and the Company's telephone number is (212) 696-0808.

Solicitation and Voting of Proxies; Revocation

         All duly executed proxies received by the Company in time for the Annual Meeting will be voted in accordance with the instructions given therein by the person executing the proxy. In the absence of instructions, duly executed proxies will be voted FOR (1) the election as a director of the Company of each of the ten nominees identified above, and (2) the ratification of the appointment of Ernst & Young as the Company's independent accountants for 1999.

         The submission of a signed proxy will not affect a stockholder's right to attend, or to vote in person at, the Annual Meeting. Stockholders who execute a proxy may revoke it any time before it is voted by filing a revocation with the Secretary of the Company, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. In accordance with applicable rules, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to withhold authority to vote for some or all of the nominees for director or to abstain from the vote to ratify the appointment of Ernst & Young as the Company's independent accountants for 1999. A stockholder's attendance at the Meeting will not by itself revoke a proxy given by the stockholder.

         The  cost of  soliciting  proxies  will be  borne  by the  Company.  In addition to soliciting proxies by mail, proxies may be solicited by the Company's directors, officers and other employees by personal interview, telephone and telegram. Such persons will receive no additional compensation for such services. In addition, the Company has retained Beacon Hill Partners, Inc. to assist in soliciting proxies for a fee estimated at $3,000, plus reimbursements of reasonable out-of-pocket expenses. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's capital stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

Record Date; Voting Rights

         Only holders of record of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), and 8% Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share ("8% Preferred Stock", and together with the Common Stock, "Capital Stock"), at the close of business on August 27, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were issued and outstanding 33,532,222 shares of Common Stock, each of which is entitled to one vote
(33,532,222 votes in the aggregate, out of 52,184,617 total votes), and 17,952,257 shares of 8% Preferred Stock, each of which is entitled to 1.039 votes (18,652,395 votes in the aggregate, out of 52,184,617 total votes).

         With respect to all matters expected to be presented for a vote of stockholders, the presence, in person or by duly executed proxy, of the holders of a majority in voting power of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum in order to transact business. Abstentions and shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner ("broker non-votes") will be counted as present in determining whether a quorum exists. Abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote on the proposal relating to the election of directors. With respect to the proposal relating to the ratification of the appointment of independent accountants, abstentions will have the same effect as a vote against the proposal and broker non-votes will be disregarded and will have no effect on the outcome of the vote on the proposal.


                              ELECTION OF DIRECTORS

         Ten directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of stockholders and until the election and qualification of their respective successors. All of the nominees are currently members of the Board of Directors. All nominees, if elected, are expected to serve until the next succeeding annual meeting of stockholders.

         The Board of Directors has been informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named as proxies on the enclosed proxy card will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

         The parties to the Stockholders' Agreement (see "--Compensation Committee Interlocks and Insider Participation--Stockholders' Agreement," below) have the power to vote more than 60% in voting power of the shares of Capital Stock and have agreed to vote their shares of Capital Stock in favor of the election to the Board of Directors of each of the ten nominees identified in this proxy statement. Accordingly, a vote in favor of the election to the Board of Directors of each of the nominees is assured without the vote of any other holder of Capital Stock. In accordance with the Company's certificate of incorporation, the number of directors that constitutes the entire Board of Directors is eleven. Only ten nominees are named in this proxy statement, however, and proxies can therefore be voted for no more than ten nominees. The Company expects that, pursuant to the Stockholders' Agreement, the Lender Group, as defined below, will nominate a director in the near future to fill the vacancy on the Board of Directors, and the Company expects that the Board of Directors will promptly elect that nominee as a director of the Company.

         The election to the Board of Directors of each of the ten nominees identified in this proxy statement will require the affirmative vote of the holders of a plurality of the shares of Capital Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In tabulating the vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. The Board of Directors unanimously recommends that stockholders vote FOR the election to the Board of Directors of each of the ten nominees identified below.

Nominees for Election as Directors

         The name, age as of August 27, 1999, principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each of the nominees for election as a director are set forth below. "MEG" refers to Marvel Entertainment Group Inc., which the Company acquired by means of a merger on October 1, 1998. "Toy Biz, Inc." refers to the Company before its acquisition of MEG.

         Morton E. Handel (64) has been the Chairman of the Board of Directors of the Company since October 1998 and was first appointed as a Director of Toy Biz, Inc. in June 1997. Mr. Handel is also the President of S&H Consulting Ltd., a financial consulting group. Mr. Handel has held that position since 1990. Mr. Handel has also held the position of Director and President of Ranger
Industries, Inc. since July 1997. Mr. Handel also serves as a Director of CompUSA, Inc., Ithaca Industries, Inc. and Concurrent Computer Corp., and was previously Chairman of the Board of Directors and Chief Executive Officer of Coleco Industries, Inc.

         Avi Arad (51) has been the Chief Creative Officer of the Company and the President and Chief Executive Officer of the Company's Marvel Studios Division (which is responsible for motion picture and television licensing and development) since October 1998. Mr. Arad has been a Director of the Company since April 1993. From April 1993 through September 1998, Mr. Arad served as a consultant to Toy Biz, Inc. Mr. Arad was the President and Chief Executive Officer of New World Animation, a media production company under common control with MEG, from April 1993 until February 1997 and held the same position at the Marvel Studios division of MEG from February 1997 until November 1997. At New World Animation and MEG's Marvel Studios division, Mr. Arad served as the Executive Producer of the X-Men and the Spider-Man animated TV series. Mr. Arad has been a toy inventor and designer for more than 20 years for major toy companies including Mattel Inc., Hasbro, Inc. and Tyco Toys, Inc. During his career, Mr. Arad has designed or codesigned more than 160 toys. Mr. Arad is also the owner of Avi Arad & Associates ("Arad Associates"), a firm engaged in the design and development of toys and the production and distribution of television programs.

         Mark Dickstein (40) has been a Director of the Company since October 1998. Mr. Dickstein has been the President of Dickstein Partners Inc. since 1986 and is primarily responsible for the operations of Dickstein & Co., L.P., Dickstein Focus Fund L.P. and Dickstein International Limited, each of which is a private investment fund.

         Shelley F. Greenhaus (46) has been a Director of the Company since October 1998. Mr. Greenhaus is a principal of Whippoorwill Associates, Inc., an investment management firm ("Whippoorwill"), and has served as President and Managing Director of Whippoorwill since 1990. Mr. Greenhaus is a director of Barneys New York, Inc., a leading upscale retailer of men's and women's apparel and accessories and items for the home.

         James F. Halpin (48) has been a Director of the Company since March 1995. Mr. Halpin has been President, Chief Operating Officer and a Director of CompUSA Inc., a retailer of computer hardware, software, accessories and related products, since May 1993 and Chief Executive Officer of CompUSA, Inc. since December 1993. Mr. Halpin is also a Director of both Interphase Corporation, a manufacturer of high-performance networking equipment for computers, and Lowe's Companies, Inc., a chain of home improvement stores.

         Michael M. Lynton (39) has been a Director of the Company since October 1998. Mr. Lynton has been Chairman and Chief Executive Officer of The Penguin Group since 1996. From 1987 to 1996, at The Walt Disney Company, Mr. Lynton was President of Hollywood Pictures and President of Disney Publishing--Magazines and Books.

         Lawrence Mittman (48) has been a Director of the Company since October 1998. Mr. Mittman has been a partner in the law firm of Battle Fowler LLP for more than the past five years. Mr Mittman also serves as a Director of CompUSA, Inc.

         Isaac Perlmutter (56) has served as a Director of the Company since April 1993 and he served as Chairman of the Board of Directors until March 1995. Mr. Perlmutter purchased Toy Biz, Inc.'s predecessor company from Charan Industries, Inc. in January 1990. Mr. Perlmutter is actively involved in the management of the affairs of the Company's Toy Biz Division and has been an independent financial investor for more than the past five years. Mr. Perlmutter is also a Director of Ranger Industries, Inc. As an independent investor, Mr. Perlmutter currently has, or has had within the past five years, controlling ownership interests in Ranger Industries, Inc., Remington Products Company, Westwood Industries, Inc., a manufacturer and distributor of table and floor lamps, Job Lot Incorporated (and its predecessor Job Lot Associates L.P.), a discount oriented retail chain, and Tangible Media, Inc., a media buying and advertising agency.

         Rod Perth (56) has been a Director of the Company since October 1998. Mr. Perth has been President of Jim Henson Television Group Worldwide at the Jim Henson Company since May 1999. From October 1994 until July 1998, Mr. Perth was the President of USA Networks Entertainment at USA Network. At USA Network, Mr. Perth was responsible for the development and production of programming, including programming for the Sci-Fi Channel. Prior to joining USA Network, Mr. Perth served as Senior Vice President, Late Night and Non-Network Programming at CBS Entertainment, where he was instrumental in the resurgence of the CBS Late Night Franchise and was a key member of the team that brought the "Late Show with David Letterman" to CBS. Mr. Perth joined the CBS Entertainment division in 1989 as Vice President, Late Night Programs. Mr. Perth is also a Director of Big-Hub, an e-commerce Internet business.

         Michael J. Petrick (37) has been a Director of the Company since October 1998. Mr. Petrick is a Managing Director of Morgan Stanley & Co. Incorporated, and has been with Morgan Stanley since 1989. Mr. Petrick also serves as a Director of CHI Energy, Inc., Premium Standard Farms, Inc. and EarthWatch Incorporated.

         All of the Company's Directors were selected pursuant to the Stockholders' Agreement. Messrs. Handel, Arad, Dickstein, Halpin, Mittman and Perlmutter were designated by the Investor Group (as defined below) (with Mr. Dickstein designated by the Dickstein Entities). Messrs. Greenhaus, Lynton, Perth and Petrick were designated by the Lender Group (as defined below), as was Eric Ellenbogen, who resigned from the Board of Directors in July 1999.

Meetings of the Board, of its Audit Committee and of its Compensation and Nominating Committee

         The Board of Directors held eleven meetings during 1998. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the period of his directorship) and meetings of committees of the Board of Directors on which he served (held during the period of his service).

         Among the Board of Directors' committees are an Audit Committee and a Compensation and Nominating Committee.

         The Audit Committee was comprised of Mr. Halpin and Alfred A. Piergallini until September of 1998, when Mr. Halpin resigned from the committee and Mr. Piergallini resigned from the Board of Directors. In October of 1998, the Board of Directors appointed Messrs. Handel, Lynton, Mittman, Perth and Petrick to the Audit Committee. The Audit Committee's function is (A) to review the professional services and independence of the Company's independent auditors and the scope of the annual external audit as recommended by the independent auditors, (B) to ensure that the scope of the annual external audit by the independent auditors of the Company is sufficiently comprehensive, (C) to review, in consultation with the independent auditors and the internal auditors, the plan and results of the annual external audit, the adequacy of the Company's internal control systems and the results of the Company's internal audits, (D) to review, with management and the independent auditors, the Company's annual financial statements, financial reporting practices and the results of each external audit, and (E) to consider the qualification of the Company's independent auditors, to make recommendations to the Board of Directors as to their selection and to review the relationship between such independent auditors and management. The Audit Committee met once in 1998.

         In October of 1998, the Board of Directors appointed Messrs. Dickstein, Halpin, Handel, Lynton and Petrick to the newly created Compensation and
Nominating Committee, which replaced the Compensation Committee. The Compensation Committee had been comprised of Messrs. Halpin, Handel and Perlmutter and Lt. Gen. Donald E. Rosenblum, Ret. and had met once in 1998. The Compensation and Nominating Committee's function is (A) to review and recommend to the Board of Directors the compensation and benefit arrangements for the officers of the Company, (B) to administer the stock option plans and executive compensation programs of the Company, including bonus and incentive plans applicable to officers and key employees of the Company, and (C) to recommend to the Board of Directors nominees for election as Directors. Stockholders may also make nominations for election as Directors, provided that such nominations are made in accordance with the provisions of the Company's By-Laws. See "Stockholder Proposals," below, and "--Compensation Committee Interlocks and Insider Participation--Stockholders' Agreement," below. The Compensation and Nominating Committee met three times in 1998.

Compensation of Directors

         Non-employee directors currently receive an annual retainer of $25,000 and an annual grant of 10,000 shares of Common Stock which immediately vest. Non-employee directors also receive a one-time grant of five-year options to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. Those options expire within 90 days following the date a director ceases to serve on the Board of Directors and vest one-third on the date of the grant and one-third on each of the two succeeding anniversaries of the grant. In addition, the chairmen of the Compensation and Nominating Committee and the Audit Committee receive an annual retainer of $5,000, and the non-executive Chairman of the Board of Directors receives an annual payment of $100,000 and a one-time grant of options to purchase 30,000 shares of Common Stock on the same terms as those applicable to the options made available to the other non-employee members of the Board of Directors.

         Members of the Board of Directors who are officers or employees of the Company or any of its subsidiaries do not receive compensation for serving in their capacity as directors.

Compensation Committee Interlocks and Insider Participation

         Messrs. Dickstein, Handel, Halpin, Lynton and Petrick serve now, and served during 1998, on the Company's Compensation and Nominating Committee. In addition, Mr. Perlmutter and the Company's then-director Lt. Gen. Rosenblum served on that committee's predecessor during 1998. None of the individuals mentioned above was an officer or employee of the Company, or any of its subsidiaries, during 1998 or formerly. Mr. Handel is, and Mr. Perlmutter once was, the Company's non-executive Chairman of the Board of Directors.

    Stockholders' Agreement

         The  Company  and  the   following   stockholders   are  parties  to  a
Stockholders' Agreement (the "Stockholders' Agreement") dated as of October 1, 1998:

         (1)   (i) Avi Arad, (ii) Isaac Perlmutter, (iii) Isaac Perlmutter T.A.,
               (iv) The Laura and Isaac Perlmutter Foundation Inc., (v) Object Trading Corp., and (vi) Zib Inc. (the "Perlmutter/Arad Group");

         (2) (i) Mark Dickstein, (ii) Dickstein & Co., L.P., (iii) Dickstein Focus Fund L.P., (iv) Dickstein International Limited, (v) Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper as Trustees U/T/A/D 12/27/88, Mark Dickstein, Grantor, (vi) Mark Dickstein and Elyssa Dickstein, as Trustees of the Mark and Elyssa Dickstein Foundation, and (vii) Elyssa Dickstein (the "Dickstein Entities" and, together with the Perlmutter/Arad Group, the "Investor Group"); and

         (3) (i) The Chase Manhattan Bank, (ii) Morgan Stanley & Co. Incorporated ("Morgan Stanley"), and (iii) Whippoorwill as agent of and/or general partner for certain accounts and funds (the "Lender Group").

         The Stockholders' Agreement provides that its parties will take such action as may reasonably be in their power to cause the Board of Directors to include, subject to certain conditions, six directors designated by the Investor Group (one of whom, subject to certain conditions, shall be designated by the Dickstein Entities) and five directors designated by the Lender Group. The number of directors that the Investor Group, the Dickstein Entities and the Lender Group may designate will be reduced following June 30, 2000 in the event of decreases in beneficial ownership of capital stock of the Company below certain pre-determined levels, as set forth in the Stockholders' Agreement. The Stockholders' Agreement provides for the creation of various committees of the Board of Directors as well as the composition of those committees.

         As of August 27, 1999, the parties to the Stockholders' Agreement had the power to vote, in the aggregate, 63.3% in combined voting power of the outstanding shares of Common Stock and 8% Preferred Stock.

    Registration Rights Agreements

         Mr. Dickstein and certain of his affiliates, Object Trading Corp. (an affiliate of Mr. Perlmutter), Whippoorwill as agent for and/or general partner for certain institutions and funds, the Company and certain other parties are parties to a Registration Rights Agreement dated as of October 1, 1998 (the "October Registration Rights Agreement"). Mr. Arad, Mr. Perlmutter, certain affiliates of Mr. Perlmutter (other than Object Trading Corp.) and the Company are parties to a Registration Rights Agreement dated as of December 8, 1998 (the "December Registration Rights Agreement").

         The terms of the December Registration Rights Agreement are substantially identical to those of the October Registration Rights Agreement. In accordance with the terms of each of the Registration Rights Agreements, the Company has filed a shelf registration statement under the Securities Act of 1933, as amended (the "Securities Act") registering the resale of all shares of Common Stock and 8% Preferred Stock issued to the stockholder parties thereto pursuant to the Plan, all shares of Common Stock issuable upon conversion of those shares of 8% Preferred Stock, certain convertible debt securities that the Company may exchange for the 8% Preferred Stock and the Common Stock issuable upon conversion thereof and all shares of Common Stock otherwise owned by the stockholder parties to the respective Registration Rights Agreement as of the date thereof. The Registration Rights Agreements also give the stockholder parties thereto piggyback registration rights with respect to underwritten public offerings by the Company of its equity securities.

    Agreements Relating to the Purchase of Preferred Shares

         Zib Inc. ("Zib") (an entity owned entirely by Mr. Perlmutter), Dickstein Partners Inc. (an affiliate of Mr. Dickstein) and Toy Biz, Inc. entered into a Commitment Letter, dated November 19, 1997, in which Zib and Dickstein Partners Inc. committed to purchase $60 million and $30 million in amount, respectively, of the 8% Preferred Stock of the Company to be issued pursuant to the Plan. Pursuant to the Plan and a Stock Purchase Agreement dated as of October 1, 1998, (i) certain secured creditors of MEG purchased, pursuant to an option in the Plan, $20,071,480 in amount of 8% Preferred Stock that would otherwise have been purchased by Zib; (ii) Whippoorwill, as agent of and/or general partner for certain institutions and funds, purchased, pursuant to an assignment from Zib, $5 million in amount of 8% Preferred Stock that would otherwise have been purchased by Zib; (iii) Object Trading Corp. (an entity owned entirely by Mr. Perlmutter) purchased, pursuant to an assignment from Zib, $34,928,520 in amount of 8% Preferred Stock; and (iv) Dickstein Partners Inc. and its assignees purchased $30 million in amount of 8% Preferred Stock.

    Tangible Media Advertising Services

         Tangible Media, a corporation which is wholly owned by Mr. Perlmutter, acts as the Company's media consultant in placing certain of the Company's advertising and, in connection therewith, receives certain fees and commissions based on the cost of the placement of such advertising. Tangible Media received payments of fees and commissions from the Company totaling approximately $965,000, $1,274,000 and $1,147,000 in 1996, 1997 and 1998, respectively. The
Company retains the services of a non-affiliated media consulting agency on matters of advertising creativity.

    Employee, Office Space and Overhead Cost Sharing Arrangements

         The Company and Tangible Media have shared certain space at the Company's principal executive offices and related overhead expenses. Since 1994, Tangible Media and the Company have been parties to an employee, office space and overhead cost sharing agreement governing the Company's sharing of employees, office space and overhead expenses (the "Cost Sharing Agreement"). Under the Cost Sharing Agreement, any party thereto may through its employees provide services to another party, upon request, whereupon the party receiving services shall be obligated to reimburse the providing party for the cost of such employees' salaries and benefits accrued for the time devoted by such employees to providing services. Under the Cost Sharing Agreement, Tangible Media is obligated to reimburse the Company for 18% of the rent paid under the sublease for the space, which obligations reflect the approximate percentage of floor space occupied by Tangible Media. The Cost Sharing Agreement also requires Tangible Media to reimburse the Company for any related overhead expenses comprised of commercial rent tax, repair and maintenance costs and telephone and facsimile services, in proportion to its percentage occupancy. The Cost Sharing Agreement is coterminous with the term of the Company's sublease for its executive offices. The Company paid approximately $245,000 and $38,000 in 1996 and 1997, respectively, to Tangible Media under this Agreement. Tangible Media paid approximately $147,000 to the Company in 1998 under this Agreement.

    Showroom Sharing Arrangement

         Under an expense sharing arrangement with MEG and with Classic Heroes and REC Sound, affiliated companies controlled by Mr. Perlmutter (collectively, the "Showroom Affiliates"), Toy Biz, Inc. and the Showroom Affiliates shared showroom space and related overhead expenses. From 1995 to 1998, MEG and Toy Biz, Inc. were, and until the end of 1995 Classic Heroes and REC Sound were also, parties to a showroom space sharing agreement (the "Showroom Sharing
Agreement"). Under the Showroom Sharing Agreement, MEG was obligated to reimburse Toy Biz, Inc. for 30% of the rent paid under the lease for the showroom space, which obligations reflect the percentage of floor space occupied by MEG. The agreement also required MEG to reimburse Toy Biz, Inc. for any related overhead expenses comprised of commercial rent tax, repair and maintenance costs and telephone and facsimile service, in proportion to their percentage occupancy, except that overhead expenses which inure to the benefit of a single party shall be reimbursed entirely by such party. Toy Biz, Inc. was reimbursed approximately $47,000 in 1996 under the Showroom Sharing Agreement and accrued approximately $26,000 as being due from MEG for 1997. The Showroom Sharing Agreement is no longer in effect.

    Old Stockholders' Agreement

         In connection with Toy Biz, Inc.'s initial public offering, MEG, Mr. Perlmutter, two affiliates of Mr. Perlmutter through which Mr. Perlmutter held his shares of Class A Common Stock, Mr. Arad and Toy Biz, Inc. entered into a stockholders' agreement (the "Old Stockholders' Agreement") which provided, among other things, that MEG and Messrs. Perlmutter and Arad would each vote their respective shares of common stock of Toy Biz, Inc. to elect as directors of Toy Biz, Inc. (i) eight persons designated by MEG, (ii) two persons designated by Mr. Perlmutter and (iii) one person designated by Mr. Arad. The Old Stockholders' Agreement also permitted certain pledges of Class B Common Stock owned by MEG and its permitted transferees. The Old Stockholders' Agreement provided that, if MEG ceased to be controlled by Ronald O. Perelman, MEG would be obligated to convert its shares of Class B Common Stock (which possessed ten votes per share) into Class A Common Stock (which possessed one vote per share), unless each of Messrs. Perlmutter and Arad consented to such shares remaining as Class B Common Stock. The Old Stockholders' Agreement also provided that it would terminate upon, among other events, the conversion into Class A Common Stock of the Class B Common Stock held by MEG pursuant to a change in control of MEG. The Old Stockholders' Agreement is no longer in effect, and the Company now has only one class of Common Stock.

    Old Registration Rights Agreement

         Toy Biz, Inc. entered into a registration rights agreement with MEG, Mr. Arad and Mr. Perlmutter (the "Old Registration Rights Agreement"), pursuant to which they and certain of their transferees had the right, subject to certain conditions, to require Toy Biz, Inc. to register under the Securities Act, all or any portion of the shares of Class A Common Stock held by each of them on two occasions. In addition, MEG, Mr. Arad, Mr. Perlmutter and certain of their transferees had certain rights to participate in such registrations and in other registrations by Toy Biz, Inc. of its Class A Common Stock. Toy Biz, Inc. was obligated to pay any expenses incurred in connection with such registrations, except for underwriting discounts and commissions attributable to the shares of Class A Common Stock sold by MEG, Mr. Arad, Mr. Perlmutter, and certain of their transferees pursuant to such registrations. The Old Registration Rights Agreement is no longer in effect.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 1999, and has directed that the appointment of the independent accountants be submitted for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the consolidated financial statements of the Company since 1991. Representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         The ratification of the appointment of Ernst & Young as the Company's independent accountants for 1999 will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will be disregarded and have no effect on the outcome of the vote.

         Stockholder ratification of the appointment of Ernst & Young as the Company's independent accountants is not required by the Company's Certificate of Incorporation or By-Laws or otherwise. The Board of Directors is submitting the appointment of Ernst & Young to stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the interests of the Company and its stockholders. The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young as the Company's independent accountants for 1999.


                               EXECUTIVE OFFICERS

Executive Officers

         The following sets forth the positions held with the Company and selected biographical information for the executive officers of the Company who are not directors.

         F. Peter Cuneo (55) has served as the Company's President and Chief Executive Officer since July 1999. From September 1998 to July 1999, Mr. Cuneo served as Managing Director of Cortec Group Inc., a private equity fund. From February 1997 to September 1998, Mr. Cuneo was Chairman of Cuneo & Co., L.L.C., a private investment firm. From May 1996 to February 1997, Mr. Cuneo was President, Chief Executive Officer and a Director of Remington Products Company, L.L.C., a manufacturer and marketer of personal care appliances; from May 1993 to May 1996, he was President and Chief Operating Officer at Remington.

         Alan Fine (48) served as a Director of the Company from June 1997 until October 1998. Mr. Fine has been the President and Chief Executive Officer of Toy Biz since October 1998. Previously, he served as the Chief Operating Officer of the Company, a position to which he was appointed in September 1996.

From June 1996 to September 1996, Mr. Fine was the President and Chief Operating Officer of Toy Biz International Ltd. From May 1995 to May 1996, Mr. Fine was the President and Chief Operating Officer of Kay-Bee Toys, a national toy retailer, and from December 1989 to May 1995, he was the Senior Vice President General Merchandise Manager of Kay-Bee Toys.

         David J. Fremed (38) serves as the Chief Financial Officer of Toy Biz. From October 1996 to February 1999, Mr. Fremed served as the Company's Chief Financial Officer and Treasurer. From 1990 to October 1996, Mr. Fremed served as the Vice President/Controller of the Company.

         William H. Hardie, III (36) has served as the Executive Vice President, Business Affairs and Secretary of the Company since September 1997. From May 1995 through September 1997, Mr. Hardie was the Executive Vice President, Business Affairs and Secretary of Fleer/SkyBox International ("Fleer"), a subsidiary of MEG. Fleer was one of the subsidiaries of MEG that, along with MEG, filed a voluntary petition for relief under chapter 11 of the U.S. Bankruptcy Code in December 1996. Fleer, as a subsidiary of MEG, was acquired by the Company in October 1998. Substantially all of Fleer's assets were sold by the Company in February 1999. From January 1991 to May 1995, Mr. Hardie was an associate at Jones, Walker, Waechter, Poitevant, Carrere & Denegre in New Orleans, Louisiana.

         Robert S. Hull (35) has served as Executive Vice President of the Company since August 1999 and as Chief Financial Officer of the Company since February 1999. Mr. Hull served as Senior Vice President of the Company from February 1999 until August 1999. From 1997 until February 1999, Mr. Hull served as Vice President and Chief Financial Officer of Wise Foods Holdings, Inc., a snacks manufacturer and a company controlled by Kohlberg, Kravis, Roberts & Co. From 1995 to 1997, Mr. Hull served as a Director at Borden Capital Management Partners, a company also controlled by Kohlberg, Kravis, Roberts & Co. From 1993 to 1995, Mr. Hull served as Vice President and Chief Financial Officer of Altama Delta Corporation, Inc. in Atlanta, Georgia.

                             EXECUTIVE COMPENSATION

         The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the Chief Executive Officers of the Company during 1998 and the Company's four most highly compensated executive officers, other than the Company's Chief Executive Officers, who were serving as executive officers of the Company on December 31, 1998 (the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during such periods.

                           Summary Compensation Table

                                                                                                                     Long-Term
                                                                                        Annual Compensation         Compensation
                                                                                        -------------------        ---------------
                                                                                                                     Securities
                                                                                                                     Underlying
Name and Principal Position                                          Year            Salary ($)     Bonus ($)        Options (#)
---------------------------                                         ------          ------------  -------------    ---------------
Eric Ellenbogen (1)                                                   1998           $    57,692      $      --          960,000
           President and Chief Executive                              1997                    --             --              --
           Officer                                                    1996                    --             --              --

Joseph M. Ahearn (2)                                                  1998            $  600,000      $ 450,000          100,000
           President and Chief Executive                              1997               500,000        150,000              --
           Officer                                                    1996               350,000        150,000              --

Avi Arad (3)                                                          1998            $  375,000      $      --        1,000,000
           Chief Creative Officer of the                              1997               375,000             --              --
           Company and President and Chief Executive                  1996               375,000             --              --
           Officer of the Company's Marvel Studios
           Division

Alan Fine (4)                                                         1998            $  425,000      $ 306,875          300,000
           President and Chief Executive Officer                      1997               400,000        302,816              --
           of the Company's Toy Biz Division                          1996               253,846        117,858           30,000 (6)

David J. Fremed                                                       1998            $  215,000      $  30,000          100,000
           Chief Financial Officer                                    1997               165,000         40,000              --
                                                                      1996               140,000         25,000              --

William H. Hardie, III (5)                                            1998            $  260,000      $  25,000          100,000
           Executive Vice President,                                  1997                83,539         10,000              --
           Business Affairs                                           1996                    --             --              --

(1) Mr. Ellenbogen's employment with the Company commenced in December 1998 and terminated in July 1999.

(2)        Mr. Ahearn's employment with the Company terminated in December 1998.

(3)        Mr.  Arad's  employment  with the Company  commenced in October 1998.
           Amounts shown for periods prior to October 1, 1998 represent consulting fees received by Mr. Arad.

(4) Mr. Fine commenced employment with the Company in May 1996, and was appointed as the President and Chief Executive Officer of the Company's Toy Biz Division in the fourth quarter of 1998.

(5)        Mr. Hardie's employment with the Company commenced in September 1997.

(6) Represents options granted by Toy Biz, Inc. for the purchase of 30,000 shares of its Class A Common Stock. These options have been canceled.

Option Grants Table

         The following table shows the Company's grants of stock options to the Named Executive Officers in 1998. Each stock option grant was made under the Company's 1998 Stock Incentive Plan, which became unconditionally effective on January 20, 1999. The Company's 1995 Stock Option Plan has been terminated, and all stock options that were outstanding under that plan have been canceled. No SARs (stock appreciation rights) were granted by the Company in 1998.



                                        Number of
                                        Shares of
                                          Common         Percent of
                                          Stock            Total                                        Potential Realizable
                                        Underlying        Options                                         Value at Assumed
                                         Options         Granted to     Exercise                        Annual Rates of Stock
                                        Granted in       Employees        Price       Expiration         Price Appreciation
               Name                        1998           in 1998       per share        Date             for Option Terms
             --------                 -------------     ------------    ---------    -------------    --------------------------
                                                                                                             5%           10%
                                                                                                            ----         ----
Eric Ellenbogen (1).................        960,000        24.3%          $6.125         (1)           $ 3,697,932   $ 9,370,956
Joseph M. Ahearn (2)................        100,000         2.5%           6.125        11/17/03           169,234       373,931
Avi Arad (3)........................      1,000,000        25.3%           6.125        11/19/08         3,852,013     9,761,413
Alan Fine (4).......................        300,000         7.6%           6.125        11/17/08         1,155,604     2,928,424
David J. Fremed (5) ................        100,000         2.5%           5.875        11/23/08           369,479       936,299
William H. Hardie, III (6) .........        100,000         2.5%           5.875        11/23/08           369,479       936,299


(1) Mr. Ellenbogen's options to buy 240,000 shares of Common Stock are exercisable immediately but will terminate in July 2002. Mr. Ellenbogen's options to buy an additional 480,000 shares of Common Stock become exercisable in the event of certain changes in control of the Company before January 15, 2001, but otherwise will not become exercisable. Mr. Ellenbogen's other 240,000 stock options have been terminated.

(2) Mr. Ahearn's options become exercisable in four equal installments: options to buy 25,000 shares of Common Stock are exercisable immediately; options to buy an additional 25,000 shares of Common Stock become exercisable on November 17, 1999; options to buy an additional 25,000 shares of Common Stock become exercisable on November 17, 2000; and options to buy an additional 25,000 shares of Common Stock become exercisable on November 17, 2001.

(3) Mr. Arad's options become exercisable in four equal installments: options to buy 250,000 shares of Common Stock are exercisable immediately; options to buy an additional 250,000 shares of Common Stock become exercisable on November 19, 1999; options to buy an additional 250,000 shares of Common Stock become exercisable on November 19, 2000; and options to buy an additional 250,000 shares of Common Stock become exercisable on November 19, 2001.

(4) Mr. Fine's options become exercisable in four equal installments: options to buy 75,000 shares of Common Stock are exercisable immediately; options to buy an additional 75,000 shares of Common Stock become exercisable on November 17, 1999; options to buy an additional 75,000 shares of Common Stock become exercisable on November 17, 2000; and options to buy an additional 75,000 shares of Common Stock become exercisable on November 17, 2001.

(5) Mr. Fremed's options become exercisable in four equal installments: options to buy 25,000 shares of Common Stock are exercisable immediately; options to buy an additional 25,000 shares of Common Stock become exercisable on November 23, 1999; options to buy an additional 25,000 shares of Common Stock become exercisable on November 23, 2000; and options to buy an additional 25,000 shares of Common Stock become exercisable on November 23, 2001.

(6) Mr. Hardie's options become exercisable in four equal installments: options to buy 25,000 shares of Common Stock are exercisable immediately; options to buy an additional 25,000 shares of Common Stock become exercisable on November 23, 1999; options to buy an additional 25,000 shares of Common Stock become exercisable on November 23, 2000; and options to buy an additional 25,000 shares of Common Stock become exercisable on November 23, 2001.

Year-End 1998 Option Value Table

         The following table shows the number and value of exercisable and unexercisable stock options held by the Named Executive Officers at December 31, 1998. None of the Named Executive Officers exercised stock options during 1998.



                                                                  Number of Shares of                         Value of
                                                                Common Stock Underlying                      Unexercised
                                                                 Unexercised Options at                In-the-Money Options at
Name                                                                  Year-End (1)                             Year-End
----                                                            -----------------------               -------------------------
                                                             Exercisable      Unexercisable       Exercisable         Unexercisable
                                                             -----------      -------------       -----------         -------------
Eric Ellenbogen......................................           240,000           720,000         $   15,000           $   45,000
Joseph M. Ahearn.....................................            25,000            75,000              1,563                4,688
Avi Arad.............................................           250,000           750,000             15,625               46,875
Alan Fine............................................            75,000           225,000              4,688               14,063
David J. Fremed......................................            25,000            75,000              7,813               23,438
William H. Hardie, III...............................            25,000            75,000              7,813               23,438


(1) Represents shares of Common Stock underlying stock options. None of the Named Executive Officers holds SARs (stock appreciation rights).

Employment Agreements

         The Company has entered into employment agreements with each of the following executive officers: Avi Arad, the Company's Chief Creative Officer and the President and Chief Executive Officer of the Company's Marvel Studios Division; F. Peter Cuneo, the President and Chief Executive Officer of the Company; Alan Fine, the President and Chief Executive Officer of the Company's Toy Biz Division; David J. Fremed, the Chief Financial Officer of the Company's Toy Biz Division; William H. Hardie, III, the Company's Executive Vice President--Business Affairs; and Robert S. Hull, Executive Vice President and Chief Financial Officer of the Company. In addition, in 1998 the Company amended its employment agreement with Joseph M. Ahearn, who is no longer employed by the Company, and in 1998 the Company entered into an employment agreement with Eric Ellenbogen, who is no longer employed by the Company. In July 1999 the Company entered into a separation agreement with Mr. Ellenbogen.

         Employment and License Agreements with Mr. Arad. Pursuant to his employment agreement, Mr. Arad has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on December 31, 2000. Under his employment agreement, Mr. Arad receives a base salary, subject to discretionary increases, of $375,000. Mr. Arad is entitled to discretionary bonuses and participation in the Company's stock option plan as determined by the Board of Directors. Mr. Arad also is entitled to the use of an automobile with driver and is entitled to participate in employee benefit plans generally available to the Company's employees. Mr. Arad's employment agreement provides that, in the event of termination other than for cause, Mr. Arad is entitled to his salary earned through the date of termination and thereafter for a period of up to twelve months. Mr. Arad's employment agreement replaced his consulting agreement with the Company, under which Mr. Arad also earned $375,000 per year.

         Mr. Arad's employment agreement prohibits disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and otherwise provides that all inventions made by Mr. Arad during his employment belong to the Company. Mr. Arad agrees during his employment, and for one year thereafter, not to engage in any competitive business activity.

         In addition, the Company and Arad Associates, of which Mr. Arad is the sole proprietor, are parties to a license agreement which provides that Arad Associates is entitled to receive royalty payments on net sales of Marvel-character-based toys and on net sales of non-Marvel-character-based toys of which Mr. Arad is the inventor of record. In no event, however, may the total royalties payable to Arad Associates during any calendar year exceed $7.5 million. The Company accrued royalties to Mr. Arad for toys he invented or designed of approximately $1.8 million, $3.6 million and $4.3 million during the years ended December 31, 1996, 1997 and 1998, respectively. In September 1998, the license with Arad Associates was amended to provide that Arad Associates will receive an annual royalty of $650,000 for products based on the Marvel characters (the former royalty rate was 4%). The amendment leaves intact a provision that Arad Associates is to receive a negotiated royalty not to exceed 5% of net sales of products not based on the Marvel characters.

         Employment Agreement with Mr. Cuneo. Pursuant to his employment agreement, Mr. Cuneo has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on July 21, 2002. Under his employment agreement, Mr. Cuneo receives a base salary, subject to discretionary increases, of $650,000. Mr. Cuneo's employment agreement provides for a sign-on bonus of $100,000 and a bonus in 1999 of $390,000. Starting in 2000, Mr. Cuneo will be eligible to earn an annual bonus based on the attainment of certain performance goals. The target annual bonus is equal to 60% of Mr. Cuneo's base salary. Mr. Cuneo also receives a $1,500 monthly automobile allowance and is entitled to participate in employee benefit plans available to similarly situated employees of the Company. The Company has agreed to provide Mr. Cuneo with a suitable apartment in Manhattan for up to a year, and the Company will pay Mr. Cuneo a $25,000 relocation allowance if he relocates his primary residence to the New York City metropolitan area during the term of his employment.

         Pursuant to his employment agreement, Mr. Cuneo has been granted options to purchase 750,000 shares of Common Stock. The options vest over a three-year period. The options become exercisable in full upon a change in control of the Company.

         Mr. Cuneo's employment agreement provides that, in the event of termination, Mr. Cuneo is entitled to certain payments and benefits depending on the circumstances of the termination. Upon a change in control of the Company, Mr. Cuneo is entitled to a severance payment equal to two times the sum of his then-current base salary and the average of the two most recent annual bonuses paid. If any payments to Mr. Cuneo under his employment agreement ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Cuneo will be entitled to receive an additional payment from the Company (a "Gross-Up Payment") in an amount such that Mr. Cuneo retains, after the payment of all taxes, an amount of the Gross-Up Payment equal to the excise tax imposed on the Parachute Payments.

         Mr. Cuneo's employment agreement prohibits disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and otherwise provides that all inventions made by Mr. Cuneo during his employment belong to the Company. Mr. Cuneo agrees during his employment, and for one year thereafter, not to engage in any competitive business activity.

         Employment Agreement with Mr. Fine. Pursuant to his employment agreement, Mr. Fine has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on March 1, 2001. Under his employment agreement, Mr. Fine receives a base salary, subject to discretionary increases, of $500,000. Mr. Fine is eligible to earn an annual bonus based on the attainment of certain performance goals. The employment agreement further provides for participation in the Company's stock option plan as determined by the Board of Directors and provides that Mr. Fine shall be entitled to receive a grant of options to purchase 200,000 shares of Common Stock (in addition to the options previously granted to Mr. Fine to purchase 300,000 shares of Common
Stock). Mr. Fine also receives a $1,000 monthly automobile allowance and is entitled to participate in employee benefit plans generally available to the Company's employees.

         Mr. Fine's employment agreement provides that, in the event of termination, Mr. Fine is entitled to certain payments and benefits depending on the circumstances of the termination. Upon a change in control of the Company, Mr. Fine is entitled to a severance payment equal to two times the sum of his then-current base salary and the average of the two most recent annual bonuses paid. If any payments to Mr. Fine under his employment agreement ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Fine will be entitled to receive an additional payment from the Company (a "Gross-Up Payment") in an amount such that Mr. Fine retains, after the payment of all taxes, an amount of the Gross-Up Payment equal to the excise tax imposed on the Parachute Payments.

         Mr. Fine's employment agreement prohibits disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and otherwise provides that all inventions made by Mr. Fine during his employment belong to the Company. Mr. Fine agrees during his employment, and for one year thereafter, not to engage in any competitive business activity.

         Employment Agreement with Mr. Fremed. Pursuant to his employment agreement, Mr. Fremed has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on December 31, 2000. Under his employment agreement, Mr. Fremed receives a base salary, subject to discretionary increases, of $215,000. Mr. Fremed is entitled to a bonus of $30,000 per year plus discretionary bonuses and participation in the Company's stock option plan as determined by the Board of Directors. Mr. Fremed also receives a $750 monthly automobile allowance and is entitled to participate in employee benefit plans generally available to the Company's employees.

         Mr. Fremed's employment agreement provides that, in the event of termination other than for cause, Mr. Fremed is entitled to his salary and car allowance earned through the date of termination and thereafter for a period up to nine months.

         Mr. Fremed's employment agreement prohibits disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and otherwise provides that all inventions made by Mr. Fremed during his employment belong to the Company. Mr. Fremed agrees during his employment, and for one year thereafter, not to engage in any competitive business activity.

         Employment Agreement with Mr. Hardie. Pursuant to his employment agreement, Mr. Hardie has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on August 31, 2000. Under his employment agreement, Mr. Hardie receives a base salary, subject to discretionary increases, of $260,000. Mr. Hardie is entitled to a bonus of $25,000 per year plus discretionary bonuses and participation in the Company's stock option plan as determined by the Board of Directors. Mr. Hardie also receives a $700 monthly automobile allowance and is entitled to participate in employee benefit plans generally available to the Company's employees. Mr. Hardie's bonus for the four months of his employment in 1997 was $10,000.

         Mr. Hardie's employment agreement provides that, in the event of termination at any time after March 1, 1999 other than for cause, including Mr. Hardie's resignation for any reason, Mr. Hardie is entitled to a lump sum of $130,000 as well as $130,000 paid over the six-month period immediately following termination. Mr. Hardie also forfeits any and all stock options granted to him. Further, Mr. Hardie shall provide at least five hours of consulting services per week in connection with the transition of his activities for a six-month period following termination.

         Employment Agreement with Mr. Hull. Pursuant to his employment agreement, Mr. Hull has agreed to render his exclusive and full-time services to the Company for a term of employment expiring on February 15, 2002. Under his employment agreement, Mr. Hull receives a base salary of $320,000, subject to annual 10% increases starting in February 2000. Mr. Hull is entitled to a bonus in 1999 of $175,000. Mr. Hull also receives a $1,000 monthly automobile allowance and is entitled to participate in employee benefit plans available to similarly situated employees of the Company. Pursuant to his employment agreement, Mr. Hull has been granted options to purchase 200,000 shares of Common Stock. The options will vest over a three-year period.

         Mr. Hull's employment agreement provides that, in the event of termination, Mr. Hull is entitled to certain payments and benefits depending on the circumstances of the termination. Upon a change in control of the Company, Mr. Hull is entitled to a severance payment equal to two times the sum of his then-current base salary and the average of the two most recent annual bonuses paid. If any payments to Mr. Hull under his employment agreement ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Hull will be entitled to receive an additional payment from the Company (a "Gross-Up Payment") in an amount such that Mr. Hull retains, after the payment of all taxes, an amount of the Gross-Up Payment equal to the excise tax imposed on the Parachute Payments.

         Mr. Hull's employment agreement prohibits disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and otherwise provides that all inventions made by Mr. Hull during his employment belong to the Company. Mr. Hull agrees during his employment, and for one year thereafter, not to engage in any competitive business activity.

         Employment and Separation Agreements with Mr. Ellenbogen. Pursuant to a separation agreement with the Company entered into in July 1999, Mr. Ellenbogen's employment with the Company terminated in that month. Under his employment agreement, Mr. Ellenbogen received a base salary, subject to discretionary increases, of $750,000. Mr. Ellenbogen was eligible to earn an annual bonus based on the attainment of certain performance goals. The target annual bonus was equal to the greater of (i) 60% of Mr. Ellenbogen's base salary or (ii) the highest target level of annual bonus award to any other executive officer, and was to be paid half in cash, half in Common Stock. Under his separation agreement, Mr. Ellenbogen received a payment of $2,500,000.

         Pursuant to his employment agreement, Mr. Ellenbogen was granted options to purchase 960,000 shares of Common Stock. Of those options, options to purchase 240,000 shares of Common Stock are exercisable immediately. Mr. Ellenbogen's separation agreement provides that those 240,000 options will terminate in July 2002. The separation agreement also provides that Mr. Ellenbogen's options to buy an additional 480,000 shares of Common Stock become exercisable in the event of certain changes in control of the Company before January 15, 2001, but otherwise will not become exercisable. Mr. Ellenbogen's other stock options have been terminated.

         Mr. Ellenbogen's employment agreement prohibited disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment, and his separation agreement reiterates that prohibition.

         Employment Agreement with Mr. Ahearn. The Company has amended its employment agreement with Mr. Ahearn. Mr. Ahearn was the Chief Executive Officer and a Director of the Company from April 1993 to November 1998 and the President of the Company from November 1994 to November 1998. Under his employment agreement, Mr. Ahearn received a base salary, subject to discretionary increases, of $600,000. The employment agreement further provided for the payment of discretionary bonuses and participation in the Company's stock option plan as determined by the Board of Directors. Mr. Ahearn also received a $1,000 monthly automobile allowance and was entitled to participate in all employee benefit plans generally available to the Company's employees. The amendment to Mr. Ahearn's employment agreement provides that until the earlier of December 31, 2000 or the date on which Mr. Ahearn obtains other employment providing him with comparable coverage, the Company will continue to provide Mr. Ahearn with the health and hospitalization insurance coverage which the Company generally provides to its senior executive officers. Mr. Ahearn has also received, pursuant to the amendment to his employment agreement, a special bonus of $450,000. In lieu of regular payments of base salary, on each of January 4, 1999 and January 3, 2000, the Company will pay Mr. Ahearn $575,000 followed by $25,000 in bi-weekly payments of $1,000 each.

         Mr. Ahearn's employment agreement prohibited disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and otherwise provided that all inventions made by Mr. Ahearn during his employment belong to the Company. Mr. Ahearn agreed during his employment, and for one year thereafter, not to engage in any competitive business activity. All of the foregoing provisions are reiterated in Mr. Ahearn's amendment to his employment agreement.









              [The rest of this page is intentionally left blank.]

                        REPORT ON EXECUTIVE COMPENSATION

         As a result of the uncertainties caused by MEG's bankruptcy, the Company's Board of Directors, rather than the Company's Compensation Committee, made most of the Company's compensation decisions in the nine months of 1998 that preceded the Company's acquisition of MEG. The Compensation Committee met only once during that time. With the acquisition of MEG in October 1998 and the change in the composition of the Board of Directors which occurred in connection with that acquisition, the Board of Directors appointed the current members of the Compensation and Nominating Committee, which replaced the Compensation Committee. For the remainder of 1998, compensation decisions for the Company's executive officers were made by the Compensation and Nominating Committee.

         The Company's executive compensation during 1998 was comprised of three elements: annual base salary, annual bonus compensation and long-term incentive compensation. The compensation paid to the Company's executive officers was designed to be competitive with the compensation paid to executive officers of similarly situated public companies. In making executive compensation decisions, the Compensation and Nominating Committee in general considered the level of responsibility, knowledge and experience required and undertook to structure compensation packages so as to attract, motivate and retain executives of the highest caliber who will contribute to the long-term performance and success of the Company.

         The Board of Directors believes that the salaries paid to the Named Executive Officers in 1998 were commensurate with prevailing salaries for similar positions in the toy industry and served the Company's goal of retaining its experienced executive officers.

         The Company's goal with annual discretionary bonuses has generally been to reward individual contributions to the Company's performance. Mr. Ellenbogen did not receive a bonus for 1998 because his employment did not commence until December 1998. The discretionary bonuses paid to other Named Executive Officers were based upon their individual contributions to the Company's performance during 1998 in light of the difficulties faced by the Company during MEG's bankruptcy, the resulting uncertainties concerning the Company's future ownership and control and their contributions to accomplishing the acquisition of MEG and its integration into the Company. Because of those uncertainties and the importance to the Company of accomplishing the acquisition of MEG, the Company did not base the 1998 bonuses paid to the Named Executive Officers on objective performance targets. The Compensation and Nominating Committee has adopted a new bonus plan which it intends to implement commencing with 1999 bonuses that will be based principally upon objective measures of the Company's performance as a whole and the performance of the specific business division to which each executive is assigned.

         In November 1998, the Compensation and Nominating Committee recommended, and the Board of Directors adopted, the 1998 Stock Incentive Plan (the "Stock Incentive Plan"). The Company's long-term incentive compensation is provided by grants of stock options under the Stock Incentive Plan. The Compensation and Nominating Committee's goal with grants to executive officers under the Stock Incentive Plan is to focus executive behavior on the Company's long-term performance, and to create a sense of ownership in the Company that causes executive decisions to be aligned with the best interests of the Company's stockholders. No awards of stock options were made by the Compensation and Nominating Committee in 1998 prior to the adoption of the Stock Incentive Plan. All outstanding stock options granted by the Company under its prior stock option plan were terminated prior to the acquisition of MEG. The termination of those options was required by an agreement between the Company and MEG's senior secured lenders in connection with the consummation of MEG's plan of reorganization. In November 1998, the Compensation and Nominating Committee made broad-based awards under the Stock Incentive Plan, including awards to the Named Executive Officers. In making those awards, the Compensation and Nominating Committee recognized that the termination of its previously granted options had eliminated long-term incentive compensation as an element of the compensation structure of its executives and that the awards under the Stock Incentive Plan would need to replace that element. For that reason, the total awards made under the Stock Incentive Plan in 1998 were considerably greater than the Compensation and Nominating Committee expects those awards to be in subsequent years.

         Mr. Ahearn's compensation during 1998 was governed by his employment agreement, including an amendment to that agreement entered into in October 1998 which contemplated the possibility of the termination of his employment with the Company. Mr. Ahearn's employment with the Company terminated in December 1998. The compensation package provided for in Mr. Ahearn's employment agreement was believed by the Compensation and Nominating Committee to be comparable to the compensation paid to chief executive officers of other similarly situated public companies and recognized Mr. Ahearn's service to the Company during the period of MEG's bankruptcy and in assisting the Company in its acquisition of MEG.

         Mr. Ellenbogen's compensation during 1998 was governed by his employment agreement and was determined through negotiation prior to the time that Mr. Ellenbogen commenced his employment. Mr. Ellenbogen's compensation package reflected his background as an entertainment company executive and was believed by the Compensation and Nominating Committee to reflect the higher compensation packages generally given to executives with entertainment industry backgrounds.


Compensation and Nominating Committee

Mark Dickstein
James F. Halpin
Morton E. Handel
Michael M. Lynton
Michael J. Petrick

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on shares of Common Stock with that of the Standard & Poor's Midcap 400 Index (the "S&P Midcap 400 Index") and a composite peer group index comprised of publicly traded companies, weighted by equity capitalization, selected by the Company (the "Peer Group Index"). The comparison for each of the periods presented assumes that, on February 23, 1995 (the date of consummation of the Company's initial public offering), $100 was invested in shares of Class A Common Stock of Toy Biz, Inc. (each share of which was reclassified as and changed into one share of Common Stock on October 1, 1998) and the stocks included in the S&P Midcap 400 Index and the Peer Group Index and that all dividends were reinvested. These indexes, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

         The companies in the Peer Group Index, which were selected as comparable companies in the toy manufacturing industry, are Empire of Carolina Inc. and Ohio Art Co. Three additional companies were included in the peer group index in the Company's proxy statement for its 1998 Annual Meeting of Stockholders, but those companies are not included in the Peer Group Index in the graph below because their stock is not currently traded on a national securities exchange.

                                  Value of $100
                              invested over period
                                   presented:


   Marvel Enterprises, Inc. Common Stock.............................. $ 30.37
   Peer Group......................................................... $ 34.62
   S&P Midcap 400 Index............................................... $218.26

                               /GRAPHIC OMITTED/

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock and 8% Preferred Stock, as of August 27, 1999, by (i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock or 8% Preferred Stock (based, in part, upon copies of all Schedules 13D and 13G provided to the Company), (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Because the voting or dispositive power of certain shares listed in the table is shared, the same securities are sometimes listed opposite more than one name in the table and the sharing of voting or dispositive power is described in a footnote. The total number of shares of Common Stock and 8% Preferred Stock listed below for directors and executive officers as a group eliminates such duplication.

         Each share of 8%  Preferred  Stock is  convertible  by its holder  into
1.039 shares of Common Stock. The table assumes that no warrants for the purchase of stock of the Company have been exercised. As far as the Company is aware, none of the stockholders named in the table owns any warrants for the purchase of stock of the Company.

         Under the rules of the Securities and Exchange Commission, beneficial ownership of a share of 8% Preferred Stock constitutes beneficial ownership of
1.039 shares of Common Stock (the amount into which the 8% Preferred Stock is convertible). Beneficial ownership of Common Stock is shown in the main part of the table and the portion of that beneficial ownership traceable to beneficial ownership of 8% Preferred Stock is set forth in the footnotes.

         The Schedules 13D and 13G that the Company used in compiling the table take differing positions as to whether shares of stock covered by the Stockholders' Agreement are held with "shared voting power." The table does not attempt to reconcile those differences.

                    Shares of Common Stock Beneficially Owned



                                                Sole Voting            Shared Voting         Sole Dispositive    Shared Dispositive
                                                   Power                   Power                   Power                Power
                                                -----------           ---------------        ----------------    -------------------
           Five Percent Stockholders,
                     Directors                            Percent               Percent                Percent              Percent
             and Executive Officers           Number      of Class    Number   of Class     Number    of Class    Number   of Class
           ---------------------------       -------      --------    ------   ----------  -------    ----------  ------   --------

Avi Arad (1)..............................         --       *       33,284,378   70.6%     4,400,000    13.0%       --          *
     1698 Post Road East
     Westport, Connecticut 06880
Isaac Perlmutter (2)......................         --       *       33,284,378   70.6%    13,407,369    35.9%       --          *
     P.O. Box 1028
     Lake Worth, Florida 33460
Mark Dickstein (3)........................     16,667       *        4,867,394   13.0%        16,667      *      4,867,394    13.0%
     c/o Dickstein Partners Inc.
     660 Madison Avenue, 16th Floor
     New York, New York 10021
The Chase Manhattan Corporation (4).......         --       *       33,284,378   70.6%     2,145,715     6.2%       --          *
     270 Park Avenue
     New York, New York 10017
Morgan Stanley & Co. Incorporated (5).....         --       *       33,284,378   70.6%         --         *      4,658,597    13.0%
     1585 Broadway
     New York, New York 10036
Whippoorwill Associates, Inc. as agent of
and/or general partner for certain
institutions and funds (6).............            --       *        3,654,019   10.2%         --         *      3,654,019    10.2%
     11 Martine Avenue
     White Plains, NY 10606
Value Partners, Ltd. ................        3,459,845    10.3%           --      *        3,459,845    10.3%       --          *
     4514 Cole Avenue, Suite 808
     Dallas, Texas 75205
Morton E. Handel (7).................           27,667      *             --      *            --         *         --          *
Shelley F. Greenhaus (8).............           16,667      *             --      *            --         *         --          *
James F. Halpin (9)..................           21,667      *             --      *            --         *         --          *
Michael M. Lynton (9)................           16,667      *             --      *            --         *         --          *
Lawrence Mittman (9).................           16,667      *             --      *            --         *         --          *
Rod Perth (9)........................           16,667      *             --      *            --         *         --          *
Michael J. Petrick...................              --       *             --      *            --         *         --          *
F. Peter Cuneo (10)..................          187,500      *             --      *            --         *         --          *
Alan Fine (11).......................           75,000      *             --      *            --         *         --          *
David J. Fremed (12).................           25,000      *             --      *            --         *         --          *
William H. Hardie, III (12)..........           25,000      *             --      *            --         *         --          *
Robert S. Hull ......................              --       *             --      *            --         *         --          *
Joseph M. Ahearn (13)................           25,100      *             --      *            --         *         --          *
Eric Ellenbogen (14).................          240,000      *             --      *            --         *         --          *
All current executive officers and
directors as a group
     (15 persons) (15)...............          445,169     1.3%      33,284,378  70.6%    17,824,036    47.7%   4,867,394     13.0%

-----------
*     Less than 1%.


(1) Figures include 250,000 shares of Common Stock subject to stock options granted to Mr. Arad pursuant to the Stock Incentive Plan which are immediately exercisable. Mr. Arad is a party to the Stockholders' Agreement. Except for the 4,400,000 shares over which Mr. Arad may be deemed to have sole dispositive power, shares over which Mr. Arad may be deemed to have shared voting power (which include shares of Common Stock underlying 12,858,001 shares of 8% Preferred Stock) are beneficially owned by other parties to the Stockholders' Agreement and it is only by reason of Mr. Arad's position as a party to the Stockholders' Agreement that Mr. Arad may be deemed to possess that shared voting power.

(2)   Mr. Perlmutter is a party to the Stockholders' Agreement.

      (a) Figures include 6,667 shares of Common Stock subject to stock options granted to Mr. Perlmutter pursuant to the Stock Incentive Plan which are immediately exercisable. Other shares over which Mr. Perlmutter may be deemed to have sole dispositive power are directly held as follows:


                                    Holder                   Shares of Common Stock          Shares of 8% Preferred Stock
                                    ------                  ------------------------        -------------------------------

      Zib....................................................      9,256,000                               --
      The Laura and Isaac Perlmutter Foundation Inc..........        250,000                               --
      Object Trading Corp....................................         33,500                           3,706,643
      Isaac Perlmutter.......................................         10,000                               --


      The sole stockholder of Zib, a Delaware corporation, is Isaac Perlmutter T.A., a Florida trust (the "Perlmutter Trust"). Mr. Perlmutter is a trustee and the sole beneficiary of the Perlmutter Trust, and may revoke it at any time. Mr. Perlmutter is a director and the president of the Laura and Isaac Perlmutter Foundation Inc., a Florida not-for-profit corporation. Mr. Perlmutter is the sole stockholder of Object Trading Corp., a Delaware corporation. Mr. Perlmutter may be deemed to possess (i) the power to vote and dispose of the shares of Common Stock beneficially owned by Zib and Object Trading Corp. and (ii) the power to direct the vote and disposition of the shares of Common Stock beneficially owned by the Laura and Isaac Perlmutter Foundation Inc.

      (b) Except for the 13,407,369 shares over which Mr. Perlmutter may be deemed to have sole dispositive power (which include shares of Common Stock underlying 3,706,643 shares of 8% Preferred Stock), shares over which Mr. Perlmutter may be deemed to have shared voting power (which include shares of Common Stock underlying 12,858,001 shares of 8% Preferred Stock) are beneficially owned by parties to the Stockholders'
      Agreement which are unaffiliated with Mr. Perlmutter and it is only by reason of Mr. Perlmutter's position as a party to the Stockholders' Agreement that Mr. Perlmutter may be deemed to possess that shared voting power.

(3) Shares over which Mr. Dickstein may be deemed to have sole voting and dispositive power include 6,667 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable. Mr. Dickstein is a party to the Stockholders' Agreement. Shares over which Mr. Dickstein may be deemed to have shared voting power are directly held as follows:


                                   Holder                      Shares of Common Stock         Shares of 8% Preferred Stock
                                   ------                     ------------------------       ------------------------------

      Dickstein & Co., L.P................................             1,029,196                        2,567,708
      Dickstein Focus Fund L.P. ..........................                  --                            246,812
      Dickstein International Limited.....................                14,333                          855,201
      Mark Dickstein and Elyssa Dickstein, as trustees
         of The Mark and Elyssa Dickstein Foundation......                  --                             10,612


      (a) Dickstein & Co., L.P. is a Delaware limited partnership.

      (b) Dickstein Focus Fund L.P. is a Delaware limited partnership.

      (c) Dickstein International Limited is a limited-liability, open-end investment fund incorporated as an international business company in the Territory of the British Virgin Islands.

      (d) The Mark and Elyssa Dickstein Foundation is a New York trust organized to be exempt from federal income taxes under Section 501(c)(3) of the Internal Revenue Code.

      (e) Dickstein Partners Inc., a Delaware corporation, is the advisor to Dickstein International Limited and is the general partner of Dickstein Partners, L.P., a Delaware limited partnership which in turn is the general partner of both Dickstein & Co., L.P. and Dickstein Focus Fund L.P. By reason of his position as president and sole director of Dickstein Partners Inc., Mr. Dickstein may be deemed to possess the power to vote and dispose of the shares of Common Stock and 8% Preferred Stock beneficially owned by Dickstein & Co., L.P., Dickstein Focus Fund L.P. and Dickstein International Limited. By reason of his position as a trustee of the Mark and Elyssa Dickstein Foundation, Mr. Dickstein may be deemed to possess the power to direct the vote and disposition of the shares of 8% Preferred Stock (and underlying Common Stock) beneficially owned by the Mark and Elyssa Dickstein Foundation.

      (f) Not included in the table are the shares of Common Stock that underlie
      (i) 148,569 shares of 8% Preferred Stock directly held by Elyssa Dickstein, Mark Dickstein's wife, and (ii) 53,060 shares of 8% Preferred Stock directly held by Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper as Trustees U/T/A/D 12/27/88, Mark Dickstein, Grantor (the "Dickstein Trust"), a New York trust established by Mark Dickstein, as Grantor, for the benefit of his children. Mark Dickstein has no beneficial interest in the Dickstein Trust.

(4) (a) Shares over which The Chase Manhattan Corporation, a Delaware corporation, may be deemed to have sole dispositive power are held directly by The Chase Manhattan Bank, a New York corporation that is wholly owned by The Chase Manhattan Corporation. The Chase Manhattan Bank is a party to the Stockholders' Agreement.

      (b)  Except  for the  2,145,715  shares  over  which The  Chase  Manhattan
      Corporation may be deemed to have sole dispositive power (which include shares of Common Stock underlying 824,772 shares of 8% Preferred Stock), shares over which The Chase Manhattan Corporation may be deemed to have shared voting power (which include shares of Common Stock underlying 12,858,001 shares of 8% Preferred Stock) are beneficially owned by parties to the Stockholders' Agreement which are unaffiliated with The Chase Manhattan Corporation and it is only by reason of The Chase Manhattan Bank's position as a party to the Stockholders' Agreement that The Chase Manhattan Corporation may be deemed to possess that shared voting power.

(5) Morgan Stanley is a party to the Stockholders' Agreement. Morgan Stanley shares dispositive power over 4,658,597 shares with its parent, Morgan Stanley Dean Witter & Co. Except for those 4,658,597 shares (which include shares of Common Stock underlying 2,299,540 shares of 8% Preferred Stock), shares over which Morgan Stanley may be deemed to have shared voting power (which include shares of Common Stock underlying 12,858,001 shares of 8% Preferred Stock) are beneficially owned by parties to the Stockholders'
      Agreement which are unaffiliated with Morgan Stanley and it is only by reason of Morgan Stanley's position as a party to the Stockholders' Agreement that Morgan Stanley may be deemed to possess that shared voting power.

(6) Whippoorwill may be deemed to be the beneficial owner of these shares (which include shares of Common Stock underlying 2,189,822 shares of 8% Preferred Stock) because it has discretionary authority with respect to the investments of, and acts as agent for, the direct holders of the shares. Whippoorwill disclaims any beneficial ownership of Common Stock or 8% Preferred Stock except to the extent of Whippoorwill's pecuniary interest in that stock, if any. Whippoorwill, as agent of and/or general partner for certain institutions and funds, is a party to the Stockholders' Agreement. Figures include 74,869 shares of Common Stock (which include shares of Common Stock underlying 44,738 shares of 8% Preferred Stock) that are not subject to the Stockholders' Agreement.

(7) Figures include 16,667 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable.

(8) Figures include 6,667 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable. Does not include shares held by various institutions and funds with respect to whose investments Whippoorwill has discretionary authority and for which Whippoorwill acts as agent. Mr. Greenhaus is the president and managing director of Whippoorwill. Mr. Greenhaus disclaims beneficial ownership of the shares of Common Stock and 8% Preferred Stock owned by discretionary accounts managed by Whippoorwill as set forth above except to the extent of his pecuniary interest in that stock, if any.

(9) Figures include 6,667 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable.

(10) Figures include 187,500 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable.

(11) Figures include 75,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable.

(12) Figures include 25,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable.

(13) Mr. Ahearn is no longer employed by the Company. Figures include 25,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable.

(14) Mr. Ellenbogen is no longer employed by the Company. Figures include 240,000 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable.

(15) Figures include 625,836 shares of Common Stock subject to stock options granted pursuant to the Stock Incentive Plan which are immediately exercisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         For a description of certain relationships and related transactions involving individuals who served during 1998 on the Board of Directors' Compensation and Nominating Committee (or its predecessor), see " Election of Directors--Compensation Committee Interlocks and Insider Participation."

Notes Offering

         Morgan Stanley, a beneficial owner of more than 5% of the Company's Common Stock, acted as a placement agent in the Company's February 1999 offering of $250 million principal amount of 12% Senior Notes due 2009 (the "Notes"). The Notes were offered only (i) to qualified institutional buyers under Rule 144A of the Securities Act and (ii) outside the United States in compliance with Regulation S. As a placement agent, Morgan Stanley purchased the Notes from the Company at a discount. The Company and certain of its subsidiaries, on one hand, and the placement agents (including Morgan Stanley), on the other hand, agreed to indemnify each other against certain liabilities in connection with the offering of the Notes, including liabilities under the Securities Act.

MEG License Arrangements

         In connection with the formation of Toy Biz, Inc., MEG (a holder of more than 5% of Toy Biz, Inc.'s common stock) granted Toy Biz, Inc. an exclusive, perpetual and paid-up license to manufacture and distribute a broad range of toys based upon the Marvel characters and properties in which MEG owned copyrights, trademarks or trade names (the "Marvel License"). The Marvel License covered all characters (including the associated copyrights and trademarks) owned by MEG and disseminated under the Marvel Comics trademark. The Marvel License restricted MEG, subject to Toy Biz, Inc.'s prior consent, from manufacturing, using, distributing or advertising the licensed products and from granting other licenses to use the Marvel characters in connection with the licensed products. Upon the consummation of the Merger, the Marvel License became an intercompany agreement.

         Toy Biz, Inc. and MEG entered into an exclusive license agreement pursuant to which MEG used the "Toy Biz" trademark on online services and electronic networks, including the Internet. The license was limited to Marvel-related products of Toy Biz, Inc. MEG paid Toy Biz, Inc. $500,000 for such license, which is no longer in effect.

         In 1995 and 1996, Toy Biz, Inc. also distributed certain products through a wholly-owned subsidiary of MEG engaged in the distribution of products to certain comic book retailers. During the years ended December 31, 1995 and 1996, Toy Biz, Inc.'s sales to that subsidiary totaled $1,616,000 and $324,000.

MEG Services Agreement

         In connection with Toy Biz, Inc.'s initial public offering, Toy Biz, Inc. and MEG entered into a services agreement (the "Services Agreement") governing the provision by MEG of services to Toy Biz, Inc. Under the Services Agreement, upon request by Toy Biz, Inc. and acceptance by MEG, MEG provided certain management, consulting and administrative services and certain services purchased from third party providers, including legal and accounting services. Toy Biz, Inc. was obligated to reimburse MEG for the costs of such services. The Services Agreement automatically renewed for successive one-year terms unless terminated upon 120 days' notice. Toy Biz, Inc. accrued for the account of, or reimbursed MEG for, approximately $262,000 and $141,000 of services for 1996 and 1997, respectively. The Services Agreement is no longer in effect.

Other Agreements with Affiliates

         In March 1999, the Company engaged Morgan Stanley to provide financial and strategic advice and other investment banking services. The Company believes that the terms of its engagement of Morgan Stanley are customary and reasonable. The Company paid Morgan Stanley $1.75 million in April 1999 in connection with these services, and has paid no further amounts through September 1, 1999. In the event of a business combination involving the Company, the terms of the engagement require additional payments to Morgan Stanley based on the terms of the business combination.

         Toy Biz, Inc. was a party to a license agreement entered into in September 1994 with The Coleman Company, Inc., an affiliate, at the time, of Toy Biz, Inc., pursuant to which Toy Biz, Inc. licensed certain Coleman trademarks. The license terminated during 1997.

         Toy Biz, Inc. was a party to a license agreement entered into in July 1995 with Revlon Consumer Products Corporation, an affiliate, at the time, of Toy Biz, Inc., pursuant to which Toy Biz, Inc. licensed certain Revlon Consumer Products Corporation trademarks. The license terminated during 1997.


                             ADDITIONAL INFORMATION

         The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Marvel Enterprises, Inc., 387 Park Avenue South, New York, New York 10016. Each such request must set forth a good-faith representation that, as of the Record Date, August 27, 1999, the person making the request was a beneficial owner of shares of Common Stock or 8% Preferred Stock entitled to vote at the Annual Meeting.

         In order to ensure timely delivery of documents prior to the Annual Meeting, any request should be received by the Company promptly.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and 10% Stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for a specified fiscal year, the Company believes that all of its officers, directors and 10% Stockholders complied will all filing requirements applicable to them with respect to transactions during 1998, with the following exception: Object Trading Corp., an entity wholly owned by Mr. Perlmutter, became a 10% owner of 8% Preferred Stock on October 1, 1998 and filed a Form 3 with the Securities and Exchange Commission to report its status as a 10% owner on October 16, 1998, five days late. Mr. Perlmutter's own filings reporting the October 1, 1998 purchase of 8% Preferred Stock by Object Trading Corp., however, were timely.


                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the Company's 2000 annual meeting of stockholders should be received by the Secretary of the Company by May 6, 2000. Proposals received after that date may be excluded from the Company's proxy materials.


                                 OTHER BUSINESS

         The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. If any matters properly come before the meeting, the persons named as proxies intend to vote the shares of Capital Stock they represent in accordance with their best judgment.